Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2025, relating to the consolidated financial statements of Great Lakes Dredge & Dock Corporation and subsidiaries, and the effectiveness of Great Lakes Dredge & Dock Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation and subsidiaries for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas

May 8, 2025